NON-EXCLUSIVE LICENSE AGREEMENT

FOR

IMAGING PATENTS

BY AND BETWEEN

LIGHTLAB IMAGING, LLC

AND

LANTIS LASER, INC.

dated as of August 8, 2001

SECTION 1: RECITALS

WHEREAS LightLab is developing and has rights to certain medical imaging technologies, known as Optical Coherence Tomography (OCT).

WHEREAS Licensee is in the business of dental imaging.

WHEREAS Licensee desires to obtain and LightLab desires to grant, in accordance with the terms of this Agreement, a non-exclusive license in the Field and in the Territory and in order for Licensee to manufacture, use, and sell in the commercial market products using OCT.

NOW THEREFORE, for and in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 2: DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean any entity, other than CZI, that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a party hereunder by ownership or control of at least fifty percent (50%) of the voting stock or other ownership. Unless otherwise specified, the term “Licensee” includes Licensee’s Affiliates.

“Agreement” shall mean this Non-Exclusive License Agreement between LightLab and Licensee.

“CZI” shall mean Carl Zeiss, Inc.

“CZI License Agreement” shall mean that certain Exclusive License Agreement by and between CZI and LightLab dated February 17, 1998, together with that certain License Agreement dated December 1, 1992, between MIT as licensor and Advanced Ophthalmic Devices, Inc. as licensee, First Amendment thereto dated August 27, 1993, by which Humphrey Instruments, Inc. became the licensee thereunder, Second Amendment thereto dated February 27, 1998, by which Carl Zeiss, Inc. became the licensee thereunder, and Third Amendment thereto dated February 27, 1998, effecting certain modifications as between MIT and Carl Zeiss, Inc.

“Confidential Information” shall mean any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, provided that such information is specifically designated as confidential as provided in Section 12 of this Agreement. Such Confidential Information shall include, without limitation, the terms of this Agreement, any reports under Section 7 of this Agreement, and any records under Section 8 of this Agreement.

“Effective Date” shall mean the date on which the last party has signed this agreement.

“Field” shall mean the field of general dentistry, excluding oral surgery and imaging through a microscope.

“First Commercial Sale” shall mean the first sale for use or consumption by the general public of any Licensed Product in any country based on the required marketing and pricing approval granted by the governing health authority of such country.

“Licensed CZI Intellectual Property” shall mean those rights and licenses granted by CZI to LightLab Imaging pursuant to the CZI License Agreement.

“Licensed MIT Intellectual Property” shall mean those rights and licenses granted by MIT to LightLab Imaging pursuant to the MIT License Agreement.

“Licensed Processes” shall mean processes that could not be developed, performed, used, sold, or offered for sale without infringing at least one Valid Claim included within the Patent Rights.

“Licensed Products” shall mean products that could not be developed, manufactured, used, sold, offered for sale, or imported without infringing at least one Valid Claim included within the Patent Rights or products made or services provided in accordance with or by means of Licensed Processes.

“Licensee” shall mean Lantis Laser, Inc., a corporation organized under the laws of [STATE], having its principal offices at 1950 Greenwood Turnpike, Hewitt, NJ 07421.

“LightLab” shall mean LightLab Imaging, LLC, a limited liability corporation licensed under the laws of Delaware, having its principal offices at 133 Littleton Road, 3rd Floor, Westford, Massachusetts 01886-3198.

“MEET’ shall mean the Massachusetts Eye and Ear Infirmary.

“MGH” shall mean the General Hospital Corporation, doing business as the General Hospital.

“MIT” shall mean the Massachusetts Institute of Technology.

“MIT License Agreement” shall mean that certain Patent License Agreement by and between MIT and LightLab dated February 20, 1998.

“Net Sales” shall mean the amount billed, invoiced, or received (whichever occurs first) for Licensed Products or Licensed Processes, less:

(a) customary trade, quantity or cash discounts and non-Affiliate brokers’ or agents’ commissions actually allowed and taken;

(b) amounts repaid or credited by reason of rejection or return;

(c) to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of Licensee; and

(d) reasonable charges for delivery or transportation provided by third parties and cost of insurance in transit paid by or on behalf of Licensee, if separately stated.

Net Sales also shall include the fair market value of any non-cash consideration received by Licensee for Licensed Products or Licensed Processes. In any transfers of licensed Products between Licensee and an Affiliate, Net Sales shall be calculated based on the final sale of the Licensed Product to an independent Third Party.

In the event that any Licensed Product is sold or a Licensed Process is provided as a component of a combination of functional elements or processes, for the purpose of determining royalty payments on such combination, Net Sales shall be determined by multiplying the Net Sales of the combination by the fraction A/(A+B), where A is the average amount billed, invoiced or received for the Licensed Product or Licensed Process portion of the combination when sold or provided separately during the applicable royalty reporting period and in the country in which the sale was made, and B is the aggregate average amount billed, invoiced or received for the other functional elements or processes of the combination sold separately during the applicable royalty reporting period and in the country in which the sale was made. In the event that no separate sale of either such above-designated Licensed Product/Licensed Process or such above-designated other functional elements or processes of the combination is made during the applicable royalty reporting period and in the country in which the sale was made, Net Sales shall be determined by multiplying the Net Sales of the combination by the fraction C/(C+D) where C is the standard fully-absorbed cost of the Licensed Product or Licensed Process portion of such combination and D is the standard fully-absorbed cost of the other functional elements or processes (such fully-absorbed cost determination will be made in accordance with GAAP). Licensee shall promptly deliver to LightLab a written report detailing such calculation. The Parties shall resolve any dispute that LightLab has with the calculation made by Licensee in accordance with Section 13 of this Agreement.

Net Sales shall occur on the earlier of receipt of payment by Licensee or sixty (60) days after a Licensed Product or Licensed Process is billed or invoiced.

“Net Service Income” shall mean Service Income less Licensee’s actual demonstrated costs of providing the Service.

“OCT” shall mean optical coherence tomography including, without limitation, optical coherence tomography which is covered by a Valid Claim.

“Patent Rights” shall mean the applications and patents as listed in Appendix A of this Agreement, the allowed claims of such applications, the inventions described and claimed therein, and any divisions, continuations, continuations-in-part to the extent the claims are directed to subject matter specifically described in the applications and patents listed in Appendix A, patents issuing thereon or reissues thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by LightLab.

“Release” shall mean the first offering for sale of a Licensed Product in writing or at a trade show or the first quotation to a prospective customer or a dealer of a price for a Licensed Product.

“Service” shall mean the utilization of Licensed Products or Licensed Processes by Licensee to provide services to a Third Party.

“Service Income” shall mean the total financial consideration received by Licensee as a result of a Service; provided, however, that Service Income shall not include payments received by Licensee from purchasers of Licensed Products that[, on a case-by-case basis,] the parties mutually agree represent reasonable consideration for routine maintenance or repairs to Licensed Products provided by Licensee through a separate maintenance agreement between Licensee and such a purchaser.

“Territory” shall mean the World.

“Third Party” shall mean any entity other than LightLab and Licensee and their respective Affiliates.

“Valid Claim” shall mean either (i) a claim of an issued and unexpired patent included within the Patent Rights that has not been held permanently revoked, unenforceable, or invalid by a decision of an agency or a court of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (ii) a claim of a pending patent application included within the Patent Rights that was filed with a good faith belief in its patentability and that has not been abandoned or finally rejected without the possibility of appeal or refiling and that has been pending for less than ten (10) years from its priority date.

SECTION 3: REPRESENTATIONS

3.1. Authorization. Each party represents and warrants to the other that: (i) it has the legal right and power to enter into this Agreement and to extend the rights and/or licenses granted to the other in this Agreement, (ii) the performance of such obligations will not conflict with its charter documents or any agreements, contracts or other arrangements to which it is a party, (iii) it is organized, validly existing and in good standing under the laws of the applicable jurisdiction and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (iv) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.2. Licensee’s Intent to Develop. Licensee is prepared and intends to diligently develop Licensed Products and to bring such products to market. Licensee understands and agrees that the rights conveyed under this Agreement are patent rights and do not include technical information or know-how such as specific designs or manufacturing expertise.

3.3. LightLab’s Name Change. LightLab represents and warrants that, as of the Effective Date, it has undergone an administrative name change which has no substantive effect on its rights and abilities to sublicense under the MIT License Agreement and the CZI License Agreement.

SECTION 4: GRANT OF RIGHTS

4.1. Grant of Non-Exclusive Commercial License. LightLab hereby grants to Licensee and Licensee accepts, subject to the terms and conditions hereof, a non-exclusive commercial license under Patent Rights in the Field to make, have made, use, sell, offer for sale, and import in the Territory the Licensed Products, and to practice the Licensed Processes, during the term of this Agreement (the “License”). Nothing in this Agreement shall be construed as a granting to Licensee by implication, estoppel, or otherwise of any license or rights under any patent, copyright, trade secret, trademark or other intellectual property right of LightLab other than the rights granted under the License.

4.2. No Right to Sublicense. The License shall not include the right to grant sublicenses.

SECTION 5: CONDITIONS

5.1. MIT and CZI License Agreements. Licensee acknowledges that all or part of the Patent Rights are licensed by LightLab from MPT pursuant to the MIT License Agreement and from CZI pursuant to the CZI License Agreement, respectively. In that regard:

(a) LightLab represents to Licensee as of the Effective Date that LightLab has delivered to Licensee true copies of the relevant portions of the MIT License Agreement and CZI License Agreement as amended, such agreements in the form so delivered have not been further amended, modified or superseded in any respect by oral or written agreement and are in full force and effect.

(b) Licensee hereby agrees to incorporate herein the obligations of Section 2.4(b), and all Sections referenced in Section 2.4(b), of the CZI License Agreement and Section 2.8, and all Sections referenced in Section 2.8, of the MIT License Agreement herein as a sublicensee under the CZI License Agreement and the MIT License Agreement, respectively. The relevant Sections from each of the CZI License Agreement and MIT License Agreement are attached hereto at Appendices B and C, respectively.

5.2. MIT/CZI Retained Rights. Licensee acknowledges that its rights in the Licensed MIT Intellectual Property and Licensed CZI Intellectual Property are variously subject to the rights of MIT and CZI pursuant to the MIT License Agreement and the CZI License Agreement, the relevant portions of which were delivered to Licensee by LightLab Imaging prior to the Effective Date. See Appendices B and C.

5.3. Manufacturing. Licensee agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States.

5.4. Licensee’s Efforts to Market. Licensee shall use diligent efforts to effect introduction of the Licensed Products into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration of this Agreement, Licensee shall endeavor to keep Licensed Products reasonably available to the public.

SECTION 6: ROYALTIES AND OTHER PAYMENTS

6.1. Licensed Products Royalty. In consideration of the right and License granted herein, Licensee shall pay to LightLab during the term of this Agreement a royalty of three-and-a-half percent (3.5%) of Net Sales of Licensed Products sold by Licensee.

6.2. Service Income Royalty. For provision of Services under Valid Claims, Licensee shall pay a royalty of twenty-five percent (25%) of Net Service Income from each and every Third Party to which such Services are provided.

6.3. Minimum Royalty Requirements. In order to maintain the License, Lantis Laser must make Net Sales that generate the following minimum royalties for each year after the beginning of the Term, as defined in Section 9.1, below:

Year 1	$50,000	to
Year 2	$150,000
Year 3	$600,000
Year 4	$600,000
Year 5	$600,000

6.4. Non-Compete. If Licensee introduces for sale a product, developed either solely by Licensee or with others, that employs OCT as defined in this Agreement, such product will be deemed to be a Licensed Product subject to the terms and conditions of this Agreement, including, without limitation, the obligation for Lantis Laser to pay LightLab Imaging royalties on the Net Sales of such product as though such product were a Licensed Product developed under this Agreement.

6.5. Royalty Payments. Licensee shall make quarterly payments of the royalties due to LightLab for the previous quarter at the same time that Licensee delivers to LightLab the Royalty Reports detailed in Section 7.3, below.

6.6. Blocked Payments. Licensee shall promptly inform LightLab if government regulations prevent Licensee from receiving payments due Licensee from customer in a foreign country for Licensed Products or Licensed Processes. At LightLab’s option, Licensee shall either (i) continue to report the amounts payable to LightLab but shall have no obligation to pay those amounts until the government regulations which prevented Licensee from receiving payment have changed to permit such receipt, or (ii) deposit the amount due to LightLab in a bank, as designated by LightLab, in the particular country from which Licensee is unable to receive payments.

6.7. Payment of Drafting Fees. Upon execution of this Agreement, Licensee will pay to LightLab the reasonable legal fees associated with the drafting of this Agreement, which have been estimated by the parties at $7,000.

6.8. LightLab’s Receipt of Payments. All payments due hereunder shall be deemed received when funds are credited to LightLab’s bank account and shall be payable by check or wire transfer in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in The New York Times or The Wall Street Journal) on the last working day that falls on or prior to the due date of the Royalty Report. No transfer, exchange, collection or other charges shall be deducted from such payments.

6.9. Withholding and Similar Taxes. The payment to LightLab of the royalties, fees, compensation, and other payments provided for in this Agreement shall be free and clear of any deduction or withholding for or on account of any taxes, charges, or remittance fees, whether levied by federal, state or municipal governments anywhere in the world, or by other authorities. If any such deduction or withholding is required with respect to any payment due to LightLab under this Agreement, such payment shall be increased by an additional amount such that the net amount actually received by LightLab, after such deduction or withholding, will equal the full amount that LightLab would have received if no such deduction or withholding had been required. The payment of any taxes, charges or fees required to be deducted or withheld from royalties, fees, compensations or other payments due to LightLab, and the filing of any information or tax returns with respect thereto, shall be the responsibility of Licensee, who shall promptly forward to LightLab an official receipt (or a certified copy) or other documentation reasonably acceptable to LightLab evidencing such payment and who shall be liable to LightLab with respect to any amounts, fines, or penalties arising out of or resulting from any failure, delay, or error in discharging the aforesaid obligations.

6.10. Late Payment Charge. Late payments by Licensee shall be subject to a charge of one and one-half percent (1.5%) per month.

6.11. Most Favored Licensee. LightLab agrees that if it should hereafter grant to any third party, other than an Affiliate of LightLab or the United States Government or any agency or division thereof, a different license under Patent Rights in the Field to make, have made, use, sell, offer for sale, and import the Licensed Products and to practice the Licensed Processes in the Territory, on substantially the same terms as the license hereunder, but providing for more favorable royalty rates than those provided to Licensee hereunder, LightLab shall provide Licensee with such more favorable royalty rates.

SECTION 7: REPORTING

7.1. Progress Reports. No later than sixty (60) days after June 30 of each calendar year, Licensee shall provide to LightLab a written annual Progress Report describing progress on research and development, regulatory approvals, manufacturing, marketing and sales with respect to Licensed Products and Licensed Processes during the most recent twelve (12) month period ending June 30 and plans for the forthcoming year. If multiple technologies are covered by the Licensed Products and Licensed Processes, the Progress Report shall provide the information set forth above for each technology. Licensee shall also provide any reasonable additional data LightLab requires to evaluate Licensee’s performance.

7.2. Dates of First Sale. Licensee shall report to LightLab the date of First Commercial Sale of Licensed Products (or results of Licensed Processes) in each country within thirty (30) days of occurrence.

7.3. Royalty Reports. Licensee shall submit to LightLab within forty-five (45) days after each calendar quarter ending March 31, June 30, September 30, and December 31, a Royalty Report setting forth for such quarter at least the following information:

(a) the number of Licensed Products manufactured, leased, and sold by Licensee in each country;

(b) total billings and amounts actually received for such Licensed Products;

(c) an accounting for all Licensed Processes used or sold;

(d) deductions applicable to determine the Net Sales thereof;

(e) the amount of Service Income received by Licensee and an accounting of all deduction to yield Net Service Income; and

(f) the amount of royalty due for the past quarter under this Agreement, or, if no royalties are due to LightLab for any reporting period, the statement that no royalties are due.

(g) reference to the case numbers and patent numbers which cover the actual Licensed Products and Licensed Processes sold, so that LightLab can comply with its obligations under the MIT License Agreement and the CZI License Agreement.

If multiple technologies are covered by the license granted hereunder, Licensee shall specify which Patent Rights are utilized for each Licensed Product and Licensed Process included in the Royalty Report.

Each Royalty Report shall be certified as correct by an officer of Licensee and shall include a detailed listing of all deductions from royalties.

7.4. Corporate Information. In the event of a merger, consolidation or sale or transfer of all or substantially all of its assets, Licensee shall notify LightLab in writing within thirty (30) days of such event.

7.5. Notification of Infringement by Third Parties. Licensee and LightLab shall each promptly notify the other of any infringement or misappropriation or alleged infringement or misappropriation of Patent Rights of which Licensee or LightLab becomes aware.

7.6. Notification of Patent Lawsuit. Licensee shall inform LightLab in writing if LightLab or Licensee is named as the defendant in a suit alleging invalidity or noninfringement of the Patent Rights.

7.7. Confidentiality of Reports. Except as required in order for LightLab to comply with its reporting obligations under the MIT License Agreement and the CZI License Agreement, all reports made pursuant to this Section shall be maintained in confidence by LightLab in accordance with Section 12 of this Agreement; provided, however, that LightLab may include in its usual reports annual amounts of royalties paid.

SECTION 8: RECORD KEEPING

8.1. Records. Licensee shall keep accurate records (together with supporting documentation) of Licensed Products or Licensed Processes made, used or sold under this Agreement, appropriate to determine the amount of royalties due to LightLab hereunder. Such records shall be retained for at least five (5) years following the end of the reporting period to which they relate.

8.2. Audits. The records described in Section 8.1 shall be available during normal business hours upon reasonable advance notice for examination by a certified public accountant selected by LightLab, and reasonably acceptable to Licensee, for the sole purpose of verifying reports and payments hereunder. In conducting examinations pursuant to this Section 8.2, LightLab’s accountant shall have access to all records which LightLab reasonably believes to be relevant to the calculation of royalties under Section 6.

8.3. Confidentiality of Audit. LightLab’s accountant shall not disclose to LightLab any information other than information relating to the accuracy of reports and payments made hereunder.

8.4. Costs of Audit. Such examination by LightLab’s accountant shall be at LightLab’s expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall pay the cost of such examination as well as any additional sum that would have been payable to LightLab had the Licensee reported correctly, plus interest on said sum at the rate of one and one-half percent (1.5%) per month.

SECTION 9: TERM AND TERMINATION

9.1. Term. This Agreement, unless otherwise terminated as provided herein, shall remain in effect for five (5) years following whichever of the following events occurs first:

(a) Licensee’s Release of a Licensed Product;

(b) Licensee’s First Commercial Sale of a Licensed Product; or

(c) the second anniversary of the Effective Date.

9.2. Termination by LightLab. LightLab may terminate this Agreement as follows:

(a) if Licensee does not meet its minimum royalty obligations under Section 6.3;

(b) if Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 6.10) within ten (10) days after the date of notice in writing of such non-payment by LightLab;

(c) if Licensee defaults in its obligations under Section 11 to procure and maintain insurance;

(d) if Licensee shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it. Such termination shall be effective immediately upon LightLab giving written Notice to Licensee;

(e) if Licensee is convicted of a felony; or

(f) if Licensee defaults in the performance of any material obligations under this Agreement, other than as provided in subsections (a) through (f), above, and the default has not been remedied within thirty (30) days after the date of notice in writing of such default by LightLab.

9.3. Termination in Part by Lice.

(a) Licensed MIT Intellectual Property

i) LightLab shall have the right to immediately terminate this Agreement with respect to the Licensed MIT Intellectual Property upon the termination or expiration of the MIT License Agreement, or upon the loss of LightLab’s rights to sublicense the Licensed MIT Intellectual Property.

ii) In the event that LightLab terminates this Agreement in part pursuant to Subsection 9.3(a)(i), above, this Agreement shall terminate only with respect to the rights and licenses granted to Licensee by LightLab to the Licensed MIT Intellectual Property, and all rights and licenses granted to Licensee by LightLab to the Licensed CZI Intellectual Property shall remain in full force and effect, except as otherwise provided herein.

(b) Licensed CZI Intellectual Property

i) LightLab shall have the right to immediately terminate this Agreement with respect to the Licensed CZI Intellectual Property upon the termination or expiration of the CZI License Agreement, or upon the loss of LightLab’s rights to sublicense the Licensed CZI Intellectual Property.

ii) In the event that LightLab terminates this Agreement in part pursuant to Subsection 9.3(b)(i), above, this Agreement shall terminate only with respect to the rights and licenses granted to Licensee by LightLab to the Licensed CZI Intellectual Property, and all rights and licenses granted to Licensee by LightLab to the Licensed WT Intellectual Property shall remain in full force and effect, except as otherwise provided herein.

9.4. Termination by Licensee. Licensee may terminate this Agreement by giving ninety (90) days advance written notice of termination to LightLab.

9.5. Effect of Termination. Upon termination, all provisions of this License, except for those identified in this Section 9.5 shall terminate immediately, and Licensee shall submit a final Royalty Report to LightLab and any royalty payments invoiced by LightLab shall become immediately payable. Sections 8, 9.5, 10, 11.1, 11.3, 12, 13, 14.1, and 15 of this Agreement shall survive termination.

SECTION 10: DISCLAIMER OF WARRANTIES, INDEMNIFICATION, AND LEGAL COMPLIANCE

10.1. No Warranty of Patent Rights. LightLab does not warrant the validity of the Patent Rights licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed Patent Rights or that such Patent Rights may be exploited by Licensee or an Affiliate without infringing other patents. LightLab shall not be required to file any patent application, secure any patent, or maintain any patent in force and shall not be obligated to bring or prosecute any action or suit against any Third Party for infringement.

10.2. Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LIGHTLAB IMAGING, ITS DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES, MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LIGHTLAB IMAGING THAT THE PRACTICE BY LICENSEE OF THE LICENSES GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LIGHTLAB IMAGING DOES NOT WARRANT THAT THE USE OF LICENSED PRODUCTS OR THE PRACTICE OF THE LIGHTLAB IMAGING PATENT RIGHTS LICENSED HEREUNDER DOES NOT INFRINGE ANY PATENT OR OTHER RIGHTS OWNED BY THIRD PARTIES, AND LIGHTLAB IMAGING SHALL NOT BE OBLIGATED TO DEFEND OR SAVE HARMLESS LICENSEE OR ANY OTHER PERSON AGAINST ANY SUIT, DAMAGE, CLAIM OR DEMAND BASED ON ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OWNED BY A THIRD PARTY, OR ANY UNFAIR TRADE PRACTICE, RESULTING FROM THE EXERCISE OR USE OF ANY RIGHT OR LICENSE GRANTED HEREUNDER. LIGHTLAB IMAGING DOES NOT WARRANT THE VALIDITY OR ENFORCEABILITY OF ANY PATENT WHICH MAY BE PART OF LIGHTLAB IMAGING PATENT RIGHTS.

10.3. Indemnification. Licensee shall indemnify, defend and hold harmless LightLab, MIT, MGH, MEET, CZI, and their current or former directors, officers, trustees, employees, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”), against any liability, damage, loss or expenses (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon any or all of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including, without limitation, product liability actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process or service made, used or sold by Licensee pursuant to any license granted under this Agreement (an “Indemnified Claim”), provided that:

(a) each Indemnitee that intends to claim indemnification under this Section shall:

i) notify Licensee of an Indemnified Claim promptly after the Indemnitee’s receipt of notice of the claim, except that the Indemnitee’s Failure to provide prompt notice to Licensee of an Indemnified Claim shall not relieve Licensee of its obligations to indemnify the Indemnitee, except to the extent that Licensee is actually prejudiced by such failure; and

ii) provide Licensee, at no cost to the Indemnitee, with all reasonably necessary assistance, information, and authority to perform the above.

(b) upon the notice contemplated by paragraph 10.3(a)(i), above, Licensee may, at its option, exercise control over and choose counsel for the defense of the Indemnified Claim, and all related settlement negotiations. However, the Indemnitee will be entitled to employ counsel separate from Licensee’s counsel if the Indemnitee and Licensee or a court of competent jurisdiction reasonably determine that a conflict of interest exists which makes representation by Licensee’s chosen counsel not advisable or permitted; provided, however that the Indemnitee shall seek Licensee’s consent, which shall not unreasonably be withheld or delayed, to the appointment of the Indemnitee’s counsel and the rates to be charged. In such event, the reasonable fees and disbursements of the Indemnitees’ counsel will be paid by Licensee.

10.4. Legal Compliance.

(a) Licensee acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant Agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. LightLab neither represents that a license shall not be required nor that, if required, it shall be issued.

(b) Licensee shall:

i) comply with all applicable laws and regulations, including all United States laws and regulations controlling the export of commodities and technical data, shall be solely responsible for any violation of such laws and regulations by Licensee or its Affiliates, and shall defend and hold the Indemnitees harmless in the event of any legal action of any nature occasioned by such violation;

ii) obtain all regulatory approvals required for the manufacture and sale of Licensed Products and Licensed Processes;

iii) register or record this Agreement as is required by law or regulation in any country where the license is in effect.

SECTION 11: INSURANCE

11.1. Requirement of Insurance. Beginning at the time any such product, process or service is being commercially distributed or sold by Licensee or by an Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, and subject to MIT’s approval, procure and maintain commercial general liability insurance in amounts not less than two million dollars ($2,000,000) per incident and three million dollars $3,000,000 annual aggregate and naming the Indemnitees, MIT, MGH, and the MEEI as additional insureds. During clinical trials of any such product, process or service, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as LightLab shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Massachusetts and shall provide at least: (i) product liability coverage; and (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of two hundred and fifty thousand dollars ($250,000) annual aggregate) such self-insurance program must be acceptable to LightLab, MIT, MGH, MEEI, and the Risk Management Foundation, under their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement.

11.2. Evidence and Replacement. Licensee shall provide LightLab with written evidence of the insurance described in Section 11.1 upon request of LightLab. Licensee shall provide LightLab with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, LightLab shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

11.3. Maintenance Beyond Termination. Licensee shall maintain the commercial general liability insurance described in Section 11.1 beyond the expiration or termination of this Agreement during: (a) the period that any product, process, or service, relating or developed pursuant to this Agreement is being commercially distributed or sold by Licensee or by an Affiliate or agent of Licensee; and (b) a reasonable period after the period referred to in Subsection 113(a), above, which in no event shall be less than fifteen (15) years.

SECTION 12: CONFIDENTIALITY

12.1. Designation. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as “Confidential” or “Proprietary”). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of its disclosure.

12.2. Obligations. For a period of ten (10) years after disclosure of any Confidential Information, the Receiving Party shall not disclose such Confidential Information to any Third Party, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information in order for the Receiving Party to fulfill its obligations under this Agreement and may reproduce the Confidential Information only to the extent necessary for such disclosures to directors, officers, employees, consultants, and advisors with all such reproductions being considered Confidential Information. In addition, Licensee may disclose or permit the disclosure of the terms of this Agreement to potential investors that are considering an investment in Licensee’s dental imaging business, but only for the purposes of allowing such potential investors to consider such an investment.

12.3. Exceptions. The obligations of the Receiving Party under Subsection 12.2. above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information as contemporaneously documented; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure. The Receiving Party will promptly notify the Disclosing Party when the Receiving Party learns of any of the Disclosing Party’s Confidential Information through any of the methods described in exceptions (i) through (iv), above.

12.4. Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any Third Party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring the parties’ obligations under this Agreement.

12.5. Entitlement to Injunctive Relief. Each party acknowledges that its obligations under this Section of the Agreement are unique, and that, if it should default on such obligations, it would be extremely impracticable to measure the resulting damages to the other party; accordingly, the non-defaulting party, in addition to any other available rights or remedies, shall be entitled to preliminary and permanent injunctive relief from any court of competent jurisdiction to enforce the provisions of this Section.

SECTION 13: DISPUTE RESOLUTION

13.1. Mediation and Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in the Boston area and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, shall be resolved by final and binding arbitration in Boston, Massachusetts by mutually agreed upon alternative dispute resolution mechanisms, or if unable to agree upon such mechanisms, under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes LightLab and Licensee each hereby irrevocably consents and submits.

13.2. No Waiver of Timely Performance of Obligations. Notwithstanding the foregoing, nothing in this Article shall be construed to waive the parties’ rights under Section 12.5 or any rights of timely performance of any obligations existing under this Agreement.

SECTION 14: PUBLICITY AND PATENT MARKING

14.1. No Use of Names and Marks. Licensee shall not use LightLab’s name or insignia, or any adaptation of them, or the name of any of LightLab’s inventors in any advertising, promotional or sales literature without the prior written approval of LightLab. Neither shall Licensee use the names or trademarks of MIT, MIT Lincoln Laboratory, MGH, or MEEI, nor any adaptation thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from MIT, MIT Lincoln Laboratory, MGH, or MEEI, or said employee, in each case. Nothing herein shall be construed as giving Licensee any interest in or right to use LightLab’s, MIT’s, MGH’s, or MEEI’s trademarks, trade names, or trade dress, and Licensee shall not use LightLab’s trademarks, trade names, or trade dress.

14.2. Patent Marking. Licensee shall mark the Licensed Products sold in the United State with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale. LightLab shall provide Licensee, within thirty (30) days of the date of this Agreement, or within thirty (30) days of the date of issuance of a patent, whichever is later, with the appropriate patent numbers that LightLab wishes to include on any Licensed Products to be sold by Licensee.

14.3. Press Release. LightLab and Licensee will mutually agree to the contents of a press release, to be disseminated to the public, announcing this Agreement. (Appendix D)

SECTION 15: MISCELLANEOUS

15.1. No Transfer or Assignment by Licensee. Without the prior written approval of LightLab in each instance, neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by Licensee to any person whether voluntarily or involuntarily, by operation of law or otherwise, except that Licensee may assign this Agreement in connection with a merger, consolidation or sale or transfer of all or substantially all of its assets. This Agreement shall be binding upon the respective successors, legal representatives and assignees of LightLab and Licensee.

15.2. Third Party Beneficiaries. LightLab and Licensee acknowledge that M.I.T. and CZI are intended third party beneficiaries of this Agreement, are entitled to the same rights and protections as LightLab, and are entitled to enforce this Agreement directly against Licensee.

15.3. Governing Law. This Agreement, and the performance of the parties hereto, shall be construed and governed according to the laws of the Commonwealth of Massachusetts, excluding the conflicts of laws provisions thereof.

15.4. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the non-performing party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

15.5. Notices. Any notices to be given hereunder shall be sufficient if signed by the party (or party’s attorney) giving same and either: (i) delivered in person; (ii) mailed certified mail return receipt requested; or (iii) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

If to Licensee:

Lantis Laser, Inc.
               1950 Greenwood Turnpike
Hewitt, NJ 07421
Fax: (203) 374-9856
Attn: Stan Baron

If to LightLab:

LightLab Imaging, LLC
133 Littleton Road, 3rd Floor
Westford, MA 01886-3198
Fax: (978) 692-1409
Attn: Paul Magnin

and a copy to:

Palmer & Dodge LLP
One Beacon Street
Boston, MA 02108
Fax: (617) 227-4420
Attn: Richard B. Smith

By such notice either party may change their address for future notices.

Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax, as provided above, shall be deemed given on the date faxed. Notices mailed shall be deemed given on the date postmarked on the envelope.

15.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

15.7. Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

15.8. Severability. Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, if any, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

15.9. No Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

15.10. Entire Agreement. This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

For LightLab Imaging LLC:	For Lantis Laser, Inc.:

Name: Paul Magnin Title: President & CEO Date: ______________________, 20__	Name: Stanley B. Baron Title: CEO Date: ______________________, 20__

Signature	Signature

Appendix A

The following comprise Patent Rights:
	Title	Status

1	“Method And Apparatus For Optical Imaging With Means For Controlling The Longitudinal Range Of The Sample”, E.A. Swanson, D. Huang, J.G. Fujimoto, C.A. Puliafito, C.P. Lin, J.S. Schuman.	Issued US Patent 5,321,501, June 14, 1994. Filed 4/29/92. CIP of 4/29/91 filing.

2	“Method and Apparatus for Performing Optical Measurements”, E.A. Swanson, D. Huang, J.G. Fujimoto, C.A. Puliafito, C.P. Lin, J.S. Schuman.	Issued US Patent 5,459,570, Oct. 14, 1995. Filed 3/16/93. Continuation of 4/29/91 filing.

3	“Method and Apparatus for Performing Optical Imaging and Measurements”, E.A. Swanson, D. Huang, J.G. Fujimoto, C.A. Puliafito, C.P. Lin, J.S. Schuman.	Issued in Europe and Japan

4	“Method and Apparatus for Acquiring Images using a CCD Detector Array and No Transverse Scanner”, E.A. Swanson	Issued US Patent 5,465,147, Nov. 7, 1995. Filed 6/2/94. CIP of 4/29/91 filing.

5
“Method and Apparatus for Performing Optical Measurements using a Fiber Optic Imaging Guidewire, Catheter or Endoscope”, G.J. Teamey, M.E. Brezinski, E.A. Swanson, S.A. Boppart, B.E. Bouma, J.G. Fujimoto.
Issued US Patent 6,134,003, Oct. 17, 2000. Filed 2/27/96.

6
“Methods and Apparatus for Forward-Directed Optical Scanning Instruments for the Acquisition of Optical Imaging and Delivery of Optical Radiation,” S.A. Boppart, G.J. Tearney, B.E. Bouma, M.E. Brezinski, J.G. Fujimoto, E. A. Swanson
Pending Patent.

7	“Grating Based Phase Control Optical Delay Line”, G.J. Ternary, B.E. Bouma, J.G. Fujimoto	Issued US Patent 6,111,645, August, 200 0.

8	“Method and Apparatus for Performing Optical Measurements using a Rapidly Frequency Tuned Laser”, E. A. Swanson, S. R. Chinn	Issued US Patent 5,956,355 September 21, 1999.

9	“Short Coherence Length, Doppler Velocimetry System”, C. Petersen, T. Hellmuth	Issued US Patent 5,501,226, 3/26/96. Filed 10/16/94. Issued EPO and Japan

10	“Short Coherence Length, Doppler Velocimetry System”, C. Petersen, T. Hellmuth	Issued US Patent 5,549,114, 8/27/96. Filed 10/23/95. Issued EPO and Japan

11	“Optical Coherence Tomography Assisted Surgical Apparatus”, J. Wei, T. Hellmuth	Issued US Patent 6,004,314 December 21, 1999.

	Title	Status

12	“OCT-Assisted Surgical Microscope with Multi- Coordinate Manipulator”, T. Hellmuth, M. Kaschke, J. Moore, G. Unold	Issued US Patent 5,795,295

13	“Optical Coherence Tomography with New Interferometer”, D. Huang, C. Peterson, J. Wei	Issued US Patent 6,053,613

14	“Method and Apparatus for Simultaneous Measuring the Length and Refractive Error of and Eye”, T. Hellmuth	Issued US Patent 5,975,699

15	Measurement of Lens Characteristics”, T. Hellmuth, C. Campbell, J. Wei	Issued US Patent 5,469,261 11/21/95.

16	“Fundus Illumination Apparatus Formed from Three Separated Radiation Path Systems”, J. Wei, T. Hellmuth	Issued US Patent 5,506,634, 4/9/96.

17	“Optical Coherence Tomography Corneal Mapping Apparatus”, T. Hellmuth, Jay Wei	Issued US Patent 5,491,524, 2/13/96. Filed 10/5/94.

18	“Method and Apparatus for Optical Coherence Tomographic Fundus Imaging”, T. Helmuth	Pending Patent.

19	“Gaze Tracking using Optical Coherence Tomography”, A. Kirschbaum	Issued US Patent 5,644,642, 7/1/97. Filed 4/3/95.

20	“Optical Coherence Tomography Assisted Ophthalmologic Surgical Microscope”, J. Wei, T. Helmuth	Issued US Patent 5,493,109, 2/20/96. Filed 8/18/94.

21	“Method and Apparatus for Optical Coherence Tomographic Fundus Imaging without Vignetting”, T. Hellmuth, Jay Wei.	Issued US Patent 5,537,162, 6/16/96. Filed 12/17/93.

22	“Method and Apparatus for High Speed Longitudinal Scanning in Imaging Systems”, E.A. Swanson, C.L. Petersen	Issued US Patent 6,191,862 2/20/01

23	“Fiber Optic Needle Probes for Optical Coherence Tomography Imaging”, C. Pitris, S.A. Boppart, X. Li, M. Brezinski, E.A. Swanson, E. McNamara, J.G. Fujimoto	Patent Pending

24	“Micro-Lens for Miniature Optical Probes”, E.A. Swanson, C.L. Petersen, E McNamara, R.B. Lamport, D. Kelly	Patent Pending

25	“Method and Apparatus for Performing Optical Frequency Domain Reflectometry”, E.A. Swanson, S.R. Chinn	Issued US Patent 6,160,826. 12/12/00. Filed 1999.

27	“Broadband Light Source System and Method Thereof”, J. Schmitt	Patent Pending

	Title	Status

28	“Apparatus and Method for Selective Data Collection and Signal to Noise Ratio Enhancement Using Optical Coherence Tomography”, P. Magnin J. Goodnow, C. Petersen, J. Schmitt	Patent Pending. Filed 4/6/01

29	“Fiber Optic Endoscopic Gastrointestinal Probe”, E. McNamara, R. Lamport	Patent Pending

Appendix B

Relevant Sections of CZI License Agreement

1.2. “CDT FIELD” shall mean all uses of optical coherence tomography and other interferometric imaging and ranging techniques except those reserved for the CZI Field or Light Microscopy Field, the CDT Field including, without limitation, instrumentation and disposables for use in biomedical and non-biomedical applications, including internal body optical imaging and ranging for diagnostic or interventional procedures through natural or man-made openings in the body via catheters, endoscope probes, throchars, probes, needles, laproscopes, or the like, including imaging of the vasculature, pulmonary tract, genitourinary tract, gastrointestinal tract, reproductive tract and rheumatology.

1.8. “LIGHT MICROSCOPY FIELD” shall mean the use of optical coherence tomography in a classical light microscopy application, including, without limitation, medical and non-medical light microscope applications such as surgical microscopes (except neurological microscopes) developmental biology, non-destructive evaluation of materials, industrial applications (including, but not limited to, non-destructive testing, inspection and evaluation on-line and off-line), and histology through conventional microscope platforms (e.g., standard, inverted or conical).

1.9. “CZI FIELD” shall mean diagnostic and therapeutic instrumentation and disposables for use of optical imaging and ranging technology in ophthalmology and near-surgical microscopes for in vivo operation in the open field (i.e., surgical fields directly accessible from outside the body or through large surgical openings).

2. GRANT TO CDT

2.1. Exclusive License Grant. Subject only to the CZI License Agreement, and the terms and conditions hereof, CZI hereby grants to CDT and CDT hereby accepts, a worldwide, royalty-free (except with respect to any royalty obligation due the licensor of CZI Patent Rights to CZI), exclusive license (with the right to sublicense subject to CZI’ prior approval, which approval shall not be unreasonably withheld), under the CZI Patent Rights, to make and have made, to use and to have used, to import and have imported, to sell and have sold the CZI Licensed Products, and to practice and otherwise use the CZI Licensed Processes, in the CDT Field, for the term of this Agreement.

2.2. Non-Exclusive License Grant. Subject only to the CZI License Agreement, and the terms and conditions hereof, CZI hereby grants to CDT and CDT hereby accepts, a worldwide, royalty-free (except with respect to any royalty obligation due the licensor of CZI Patent Rights to CZI), non-exclusive license (with the right to sublicense subject to CZI prior approval, which approval shall not be unreasonably withheld), under the CZI Patent Rights, to make and have made, to use and have used, to import and have imported, to sell and have sold the CZI Licensed Products, and to practice and otherwise use the CZI Licensed Processes, in the Light Microscopy Field, for the term of this Agreement.

2.3. CZI Technology License Grant. Subject only to the terms and conditions hereof, CZI hereby grants to CDT and CDT hereby accepts, a worldwide, royalty-free (except with respect to any royalty obligation due the licensor of CZI Technology to CZI), non-exclusive license (with the right to sublicense subject to CZI’ prior approval, which approval shall not be unreasonably withheld), under the CZI Technology, to make and have made, to use and have used, to import and have imported, to sell and have sold the CZI Licensed Products in the CDT Field and the Light Microscopy Field for the term of this Agreement.

2.4. Conditions to License Grants. The granting and acceptance of the license pursuant to Sections 2.1 and 2.2 are subject to the following conditions:

(a)
MIT Rights. CDT acknowledges that all or part of the CZI Patent Rights are licensed by CZI from MIT pursuant to the CZI License Agreement. CDT hereby agrees to incorporate herein the obligations of Article 2.9 of the CZI License Agreement as a sublicense under the CZI License Agreement. Articles 2, 5, 7, 8, 9, 10, 12, 13 and 15 of such CZI License Agreement are attached hereto as Exhibit C. CDT hereby assumes the obligation to pay MIT any applicable royalty payments due from a sublicensee pursuant tot the CZI License Agreement.

(b)	Sublicenses. All Sublicenses granted by CDT hereunder shall be in writing and shall:

(i) advise Sublicensees of the CZI’s and MIT’s rights under this Agreement; and

(ii) be expressly subject to Sections 2.4, 6.1, 8.1 and 11.1, and Articles 10 and 12 hereof, substituting Sublicensee for CDT.

In the event of termination of this Agreement, CZI shall recognize the licenses under CZI Patent Rights and CZI Technology granted in such sublicenses, provided that CZI shall have the right to terminate the sublicense upon sixty (60) days’ written notice of a material breach by Sublicensee which is not cured prior to expiration of such sixty (60) day period, and provided further that CZI shall not assume, and shall not be responsible to any Sublicensees for, any representations, warranties or obligations of CDT made to any Sublicensees other than the licenses granted under CZI Patent Rights and CZI Technology as authorized herein.

(c)
Marking. CDT agrees to mark and to cause any Sublicensees to mark, any CZI Licensed Products made, used or sold by it or them with any notice of patent rights necessary or desirable under applicable law to enable the CZI Patent Rights to be enforced to the maximum degree in any country where CZI Licensed Products are made, imported, used or sold.

2.5. Improvements. CZI agrees to notify CDT in writing of any patents or patent applications arising from work performed by or for CZI and related to or useful in the CDT Field, and which CZI is free to license to CDT (hereinafter called “CZI Improvements”). Such CZI Improvements shall, as the case may be, automatically become part of the CZI Patent Rights or CZI Technology licensed hereunder.

2.6. Licenses by CZI Outside the Field. Nothing herein shall be construed to prevent CZI from licensing any CZI Patent Right or CZI Technology to any other party for the purpose of making, having made, using or selling any product or method outside of the CDT Field; . provided, however, that CZI shall provide CDT with written notice of its intent to license any CZI Patent Right or CZI Technology outside of the CDT Field and CDT shall have sixty (60) days to advise CZI of its interest in obtaining a license to such CZI Patent Right or CZI Technology outside of the CDT Field and an additional thirty (30) days to negotiate reasonable terms of a license agreement.

2.7 Disclosure of Technical Information. Subject to Section 8 of this Agreement, as soon as reasonably possible following the Effective Date, but in no event later than one (1) month after the Effective Date, upon request by CDT, CZI shall disclose to CDT its Technical Information relating to the CZI Patent Rights and CZI Technology in the CDT Field in its possession or control on the Effective Date. CZI shall continue to disclose additional Technical Information in a timely fashion to CDT from time to time during the term of this Agreement.

2.8. Right of First Refusal. Notwithstanding the foregoing licenses granted to CDT pursuant to this Article 2, CDT hereby agrees not to market, distribute, or enter into any agreements with third parties to market or distribute,. any products developed by CDT in the Light Microscopy Field without first offering CZI a right of first refusal with respect to the distribution and marketing of such products (the “Right of First Refusal”). Upon development of a product subject to this Section 2.8, CDT shall provide written notice to CZI of the new product and its specifications. Upon receipt of CDT’s notice, CZI shall have thirty (30) days (the “Election Period”) to determine whether or not to pursue a marketing and distribution contract for such product with CDT. If CZI decides to exercise its Right of First Refusal with respect to the product (i) it shall notify CDT in writing of its election within the Election Period, (ii) propose a marketing, sales and distribution plan in a timely manner acceptable to CDT’s Board of Directors, (iii) negotiate the agreement in good faith and on competitive terms and (iv) the agreement shall contain a termination provision if CZI fails to meet reasonable performance criteria.

6.1. Notice of Infringement. Each party shall inform the other party promptly in writing of any alleged infringement of which it shall have knowledge by a third party of any patents within the CZI Patent Rights in the CDT Field and provide any available evidence of infringement.

8.1. Confidential Information. Any party receiving Confidential Information shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to the Confidential Information that is not specifically authorized by this Agreement, use commercially reasonable efforts to prevent the disclosure of any Confidential Information to any other person, and use commercially reasonable efforts to ensure that such Confidential Information is used only for those purposes specifically authorized herein; provided, however, that such restriction shall not apply to any Confidential Information which is (a) independently developed by the receiving party, (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving party, (c) received without obligation of confidentiality from a third party having the right to disclose such information, (d) released from restriction of this Section 8.1 by the express written consent of the disclosing party, (e) disclosed to any permitted assignee, permitted sublicensee or permitted subcontractor of either party hereunder (if such assignee, sublicensee of subcontractor is subject to the provisions of this Section 8.1 or comparable provisions of such other documents), or (f) required by law, statute rule or court order to be disclosed (the disclosing party shall, however, use commercially reasonable efforts to obtain confidential treatment of any such disclosure). The obligations set forth in this Section 8.1 shall survive for a period of five (5) years from the termination or expiration of this Agreement. Without limiting the generality of the foregoing, each of the parties shall use commercially reasonable efforts to obtain confidentiality agreements from its respective employees and agents, similar in scope to this Section 8.1, to protect the Confidential Information. Notwithstanding the foregoing, each party shall be deemed to have satisfied its obligations under this Section 8.1 if it protects the Confidential Information of the other party with the same degree of care that it uses to protect its own similar Confidential Information.

10 TERM AND TERMINATION OF AGREEMENT

10.1. Term. The term of this Agreement shall commence on the effective Date and remain in full force and effect thereafter unless otherwise terminated as provided for hereunder (the “Term”). With respect to the CZI Patent Rights and CDT Patent Rights, any license given thereto under this Agreement shall remain in effect until the earlier to occur of (i) the expiration of the last to expire patent within the respective CZI Patent Rights or CDT Patent Rights, or (ii) the termination or expiration of this Agreement.

10.2. Termination for Cause. Either party shall have the right to terminate this Agreement immediately by giving the other party written notice of such termination in the following circumstances:

(a)
The admission by the other party in writing of its insolvency or bankruptcy, or its making of an assignment of substantially all of its assets for the benefit of creditors, or its application for the appointment of a trustee or receiver for such party, or the appointment of a trustee or receiver for such party, or the institution by or against such party of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or similar law for the relief of debtors which is allowed against such party, or is consented to or is not dismissed, stayed or otherwise nullified within sixty (60) days after the institution thereof; and

(b)
The other party shall have breached any other material term or condition of this Agreement and such breach remains uncured within sixty (60) days of notice thereof, or if not susceptible of cure within sixty (60) days, within such longer period as such breach could have reasonably been cured, but in no event to exceed an additional sixty (60) days.

(c)
CDT shall have the right to immediately terminate this Agreement with respect to the CDT Patent Rights and CDT Technology upon the termination or expiration of the CZI License Agreement, or upon the loss of exclusivity of the “Patent Rights” licensed under the CZI License Agreement.

(d)
CZI hall have the right to immediately terminate this Agreement with respect to the CZI Patent Rights and CZI Technology upon the termination or expiration of the CDT License Agreement, or upon the loss of exclusivity of the “Patent Rights” licensed under the CDT License Agreement.

10.3 Effect of Termination.

(a)
Termination of Rights. Except as otherwise provided for under this Section 10.3 all licenses and rights granted by either party hereunder to the other party shall terminate upon termination of this Agreement.

(b)
Termination for Breach. In the event that one party rightfully terminates this Agreement because of a material breach by the other party pursuant to Section 10.2(b) hereof, this Agreement shall terminate only with respect to the rights and licenses granted by the non-breaching party to the breaching party, and all rights and licenses granted hereunder by the breaching party to the non-breaching party shall remain in full force and effect.

(c)
Termination by CDT Pursuant to Section 10.s(c). In the event that CDT rightfully terminates this Agreement pursuant to Section 10.2(c) hereof, this Agreement shall terminate only with respect to the rights and licenses granted to CZI by CDT to the CDT Patent Rights and CDT Technology, and all rights and licenses granted to CDT by CZI to the CZI Patent Rights and CZI Technology shall remain in full force and effect.

(d)
Termination by CZI Pursuant to Section 10.2(d). In the event that CZI rightfully terminates this Agreement pursuant to Section 10.s(d) hereof, this Agreement shall terminate only with respect to the rights and licenses granted to CDT by CZI to the CZI Patent Rights and CZI Technology, and all rights and licenses granted to CZI by CDT to the CDT Patent Rights and CDT Technology shall remain in full force and effect.

(e)
Disclosure of Technical Information. All obligations of the parties to disclose Technical Information under this Agreement pursuant to Sections 2.7 and 3.7 hereof shall terminate upon termination of this Agreement for any reason.

(f)
Survival. The provisions of Sections 1, 2.4, 3.4, 4.2 (with respect to CZI Patent Rights prosecuted by CDT), 5.2 (with respect to CDT Patent Rights prosecuted by CZI), 8.1, 9.1, 9.2, 10.3, 11 and 12 shall survive termination or expiration.

(g)	Prior Obligations. Termination of this Agreement for any reason shall not release either party from any obligation theretofore accrued.

(h)
Survival of Sublicenses. Notwithstanding the provisions of this Section 10.3, sublicenses in effect as of the date of termination shall survive pursuant to the provisions of Sections 2.4(b) and 3.4(b).

11.1. CDT Indemnity. Except to the extent that any claims or causes of action are based solely upon alleged infringement or misappropriation resulting from use of patents or other intellectual property rights of CZI, CDT shall defend and indemnify and hold CZI, its trustees, officers, employees and appointees harmless from and against any and all actions, suits, claims, demands, judgments and other liabilities, including attorney’s fees until CDT assumes defense as described below, arising out of (a) the development, manufacture, storage, sale or other distribution, or any other use of CZI Licensed Products or exercise of rights granted hereunder by CDT or it’s Affiliates, Sublicensees, distributors, agents or representatives; (b) the use by end-users and other third parties of CZI Licensed Products; or (c) any representation, warranty or statement by CDT or its Affiliates, Sublicensees, distributors, agents or representatives, concerning CZI or CZI Patent Rights not approved by CZI in writing, provided that CZI promptly notifies CDT of any such claim coming to its attention and that it cooperates with CDT at CDT’s expense in the defense of such claims or actions. If any such claims or actions are made, CZI shall be defended at CDT’s sole expense by counsel selected by CDT, at CDT’s sole expense, subject to CZI’s approval, such approval not to be unreasonably withheld. CZI shall not agree to any settlement without CDT’s consent, and CDT shall have sole control of the defense.

12 GENERAL

12.1. Assignments. Neither party shall assign this Agreement or its rights hereunder or delegate its obligations hereunder, to any third party without prior written consent of the other party, which consent shall not be unreasonably withheld, except that either party may assign its rights under this Agreement in connection with a merger, consolidation, or sale of substantially all of the assets of such party related to the subject matter hereof, provided that the assignee so notifies the other party and agrees in writing to assume all of the obligations of such party hereunder.

12.2. Force Major. Neither party will be responsible for delays resulting from acts beyond the control of such party, provided that the non-performing party uses reasonable commercial efforts to avoid or remove such causes of nonperformance and continues performance hereunder with reasonable dispatch whenever such causes are removed.

12.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, as well as any Affiliates of the parties that have accepted in writing the terms, including the obligations, of this Agreement.

12.4. Amendments and Waivers. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or any other condition or term.

12.5. Governing Law. The interpretation and application of the provisions of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

12.6. Notices. Any notices given pursuant to this Agreement shall be in writing and shall be deemed to have been given and delivered upon the earlier of (i) when received at the address set forth below, or (ii) three (3) business days after mailed by certified or registered mail postage prepaid and property addressed, with return receipt requested, or (iii) on the day when sent by facsimile as confirmed by certified or registered mail. Notices shall be delivered to the respective parties as indicated.

If to CZI:

Carl Zeiss, Inc.
One Zeiss Drive
Thornwood, NY 10594
Attn: President
Tel: 914-747-1800
Fax: 914-682-8296

with a copy to:

If to CDT:
13R Okayed Road
Acton, MA 01220
Tel: 978-263-4315

with a copy to:

Palmer & Dodge LPL
One Beacon Street
Boston, MA 02108
Attn: Michael Lytton, Esq.
Tel: 617-573-0327
Fax: 617-227-4420

or such other address as either party may request in writing.

12.7. Partial Illegality. If any provision of this Agreement is declared void, illegal or unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provisions were not contained herein.

12.8. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to its subject matter and supersedes ad replaces all prior agreements, understandings, writings, and discussions. This Agreement may be amended only by a written instrument executed by the parties.

Appendix C

Relevant Sections of MIT License Agreement

1 - DEFINITIONS

1.1. “CDT FIELD OF USE” shall mean all fields of use.

1.12. “NON-Z FIELD OF USE” shall mean all fields of use except Medical Devices.

2 - GRANT

2.1. (a) M.I.T. hereby grants to LICENSEE the right and license for the NON-Z FIELD OF USE to practice under the Z PATENT RIGHTS and, to the extent not prohibited by other patents, to make, have made, use, lease, sell and import Z LICENSED PRODUCTS and to practice the Z LICENSED PROCESSES, until the expiration of the last to expire of the Z PATENT RIGHTS, unless this Agreement shall be sooner terminated according to the terms hereof.

(b) M.I.T. hereby grants to LICENSEE the right and license for the CDT FIELD OF USE to practice under the CDT PATENT RIGHTS and, to the extent not prohibited by other patents, to make, have made, use, lease, sell and import CDT LICENSED PRODUCTS and to practice the CDT LICENSED PROCESSES, until the expiration of the last to expire of the CDT PATENT RIGHTS, unless this Agreement shall be sooner terminated according to the terms hereof.

2.2. LICENSEE agrees that LICENSED PRODUCTS leased or sold in the United States shall be manufactured substantially in the United States.

2.3. In order to establish a period of exclusivity (the “EXCLUSIVE PERIOD”) for LICENSEE, M.I.T. hereby agrees that it shall not grant any other license to make, have made, use, lease, sell and import LICENSED PRODUCTS or to utilize LICENSED PROCESSES subject to the royalty-free, nonexclusive license rights of the United States Government per FAR 52.227-11, during the period of time commencing with the EFFECTIVE DATE and extending to the end of the term or terms for which any LICENSED PATENT RIGHTS have been or shall be issued, unless sooner terminated as hereinafter provided.

2.4. M.I.T., MGH, and MEEI reserves the right to practice under the LICENSED PATENT RIGHTS for non-commercial patient care, educational, and research purposes.

2.5. LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder only during the EXCLUSIVE PERIOD of this Agreement. Such sublicenses may extend past the expiration date of the EXCLUSIVE PERIOD of this Agreement, but any exclusivity of such sublicenses shall expire upon the expiration of the EXCLUSIVE PERIOD. Upon any termination of this Agreement, sublicensees’ rights shall also terminate, subject to Paragraphs 13.6 and 13.7 herein.

2.6. LICENSEE agrees to forward to M.I.T. copies of sublicenses LICENSEE intends to grant prior to the execution of such sublicense. M.I.T. shall have the right to grant or to withhold its consent to execute said sublicense, which consent shall not unreasonably be withheld. M.I.T. agrees to notify LICENSEE, in writing, of its decision concerning said proposed sublicense no later than fourteen (14) days after receiving it. Failure to so notify LICENSEE in writing shall mean that M.I.T. grants its consent.

2.7. LICENSEE agrees that any sublicense to Carl Zeiss, Inc. for the CDT PATENT RIGHTS shall require Carl Zeiss, Inc. to report and pay royalties directly to M.I.T. in the manner and amounts specified in the M.I.T./ZEISS LICENSE on NET SALES of LICENSED PRODUCTS and LICENSED PROCESSES covered by the CDT PATENT RIGHTS made by Carl Zeiss, Inc., and ii) sublicenses granted by Carl Zeiss, Inc. to the CDT PATENT RIGHTS. M.I.T. and LICENSEE agree that only a single royalty as specified in paragraph 4.1 (d) of the M.I.T./ZEISS LICENSE is payable to M.I.T. if the products are covered by the Z PATENT RIGHTS, the CDT PATENT RIGHTS, or both the Z PATENT RIGHTS and the CDT PATENT RIGHTS. M.I.T. and LICENSEE agree that only a single sublicense fee, as specified in paragraph 4.1 (e) of the M.I.T./ZEISS LICENSE is payable to M.I.T. if the sublicense is to the Z PATENT RIGHTS, the CDT PATENT RIGHTS, or both the Z PATENT RIGHTS and the CDT PATENT RIGHTS.

2.8. LICENSEE agrees to incorporate terms and conditions substantively similar to Articles 2, 5, 8, 9, 10, 12, and 15 of this Agreement into its sublicense agreements, so that these Articles shall be binding upon such sublicensees as if they were parties to this Agreement.

2.9. LICENSEE agrees to forward to M.I.T. a copy of any and all sublicense agreements promptly upon execution by the parties.

2.10. LICENSEE shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of M.I.T.

2.11. Nothing in this Agreement shall be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology or LICENSED PATENT RIGHTS of M.I.T. or any other entity other than the LICENSED PATENT RIGHTS, regardless of whether such LICENSED PATENT RIGHTS shall be dominant or subordinate to any LICENSED PATENT RIGHTS.

5 - REPORTS AND RECORDS

5.1. Obligations related to reports, records and payments relating to NET SALES of LICENSED PRODUCTS and LICENSED PROCESSES sold by LICENSEE or related to sublicenses for the LICENSED PATENT RIGHTS executed by LICENSEE shall be the responsibility of LICENSEE, including those LICENSED PRODUCTS and LICENSED PROCESSES covered by the Z PATENT RIGHTS, and including sublicenses to the Z PATENT RIGHTS. LICENSEE agrees and acknowledges that the M.I.T./ZEISS LICENSE requires Carl Zeiss, Inc. to submit to M.I.T. directly reports, records and payments related to NET SALES of LICENSED PRODUCTS and LICENSED PROCESSES sold by Carl Zeiss, Inc. or related to sublicenses for the LICENSED PATENT RIGHTS executed by Carl Zeiss, Inc., including those LICENSED PRODUCTS and LICENSED PROCESSES covered by the CDT PATENT RIGHTS, and including sublicenses to the CDT PATENT RIGHTS.

5.2. LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to M.I.T. hereunder. Said books of account shall be kept at LICENSEE’s principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of M.I.T. or to its agents reasonably acceptable to LICENSEE for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than Ten Percent (10%) discrepancy in reporting to M.I.T.’s detriment, LICENSEE agrees to pay the hill reasonable cost of such inspection.

5.3. LICENSEE shall deliver to M.I.T. true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees under this Agreement as shall be pertinent to diligence under Article 3 and royalty accounting hereunder:

a.	before the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, annually, on January 31 of each year; and

b.	after the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, quarterly, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year.

These reports shall include at least the following:

a.	number of LICENSED PRODUCTS manufactured, leased and sold by and/or for LICENSEE and all sublicensees;

b.	accounting for all LICENSED PROCESSES used or sold by and/or for LICENSEE and all sublicensees;

c.	accounting for NET SALES, noting the deductions applicable as provided in Paragraph 1.14;

d.	RUNNING ROYALTIES due under Paragraphs 4.1 (d) and (e);

e.	royalties due on other payments from sublicensees due under paragraph 4.1(f);

f.	names and addresses of all sublicensees of LICENSEE; and

g.
reference to the case numbers and patent numbers which cover the actual LICENSED PRODUCTS sold, so that M.I.T. may appropriately attribute RUNNING ROYALTIES to particular case numbers or patent numbers.

5.4. With each such report submitted, LICENSEE shall pay to M.I.T. the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

5.5. On or before the ninetieth (90th) day following the close of LICENSEE’s fiscal year, LICENSEE shall provide M.I.T. with LICENSEE’s certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement.

5.6. The amounts due under Articles 4 and 6 shall, if overdue, bear interest until payment at a per annum rate Two Percent (2%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date. The payment of such interest shall not foreclose M.I.T. from exercising any other rights it may have as a consequence of the lateness of any payment.

8 - PRODUCT LIABILITY

8.1. LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold M.I.T., MGH, MEEI, their trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(es) or arising from any obligation of LICENSEE hereunder.

8.2. (a) Beginning at such time as any LICENSED PRODUCT and/or LICENSED PROCESS is being commercially distributed or sold (other than for the purpose of research and development and obtaining regulatory approvals) by LICENSEE, its sublicensees or agents, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than Two Million Dollars ($2,000,000) per incident and Three Million Dollars ($3,000,000) annual aggregate and naming M.I.T., MGH, and the MEEI as additional insured. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE’s indemnification under paragraph 8.1 of this agreement. If LICENSEE elects to self-insure all or part of the limits described (including deductibles or retention’s which are in excess of Two Hundred Fifty Thousand Dollars ($250,000) annual aggregate) such self-insurance program must be acceptable to M.I.T, MGH, and MEEI, and the Risk Management Foundation. The minimum amounts of insurance coverage required under this paragraph 8.2 shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under paragraph 8.1 of their Agreement.

(b) LICENSEE shall provide M.I.T. with written evidence of such insurance upon request of M.I.T. LICENSEE shall provide M.I.T. with written notice at least fifteen (15) days prior to cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day period, M.I.T. shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(c) LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any LICENSED PRODUCT and/or LICENSED PROCESS is being commercially distributed or sold (other than for the purpose of research and development and obtaining regulatory approvals) by LICENSEE or by sublicensee or agent of LICENSEE and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than fifteen (15) years.

(d)	This paragraph 8.2 shall survive expiration of termination of this Agreement.

8.3. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T., MGH, or MEEI, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF LICENSED PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY M.I.T., MGH, or MEEI, THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE LICENSED PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL M.I.T., MGH, or MEEI, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T., MGH, or MEEI, SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

9 - EXPORT CONTROLS

LICENSEE acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. M.I.T. neither represents that a license shall not be required nor that, if required, it shall be issued.

10 - NON-USE OF NAMES

LICENSEE shall not use the names or trademarks of the Massachusetts Institute of Technology, M.I.T. Lincoln Laboratory, Massachusetts General Hospital, or the Massachusetts eye and Ear Infirmary, nor any adaptation thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from M.I.T., M.I.T. Lincoln Laboratory, Massachusetts General Hospital, or the Massachusetts Eye and Ear Infirmary, or said employee, in each case, except that LICENSEE may state that it is licensed by M.I.T., the Massachusetts General Hospital, and the Massachusetts Eye and Ear Infirmary under one or more of the patents and/or applications comprising the LICENSED PATENT RIGHTS.

12 - DISPUTE RESOLUTION

12.1. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in the Boston area and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, shall be resolved by final and binding arbitration in Boston, Massachusetts by mutually agreed upon alternative dispute resolution mechanisms, or, if unable to agree upon such mechanisms, under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes M.I.T. and LICENSEE each hereby irrevocably consents and submits.

12.2. Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

13 - TERMINATION

13.1. If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by M.I.T.

13.2. Should LICENSEE fail to make any payment whatsoever due and payable to M.I.T. hereunder, M.I.T. shall have the right to terminate this agreement effective on thirty (30) days’ notice, unless LICENSEE shall make all such payments to M.I.T. within said thirty (30) day period. Upon the expiration of the thirty (30) day period, if LICENSEE shall not have made all such payments to M.I.T., the rights, privileges and license granted hereunder shall automatically terminate.

13.3. Upon any material breach or default of this Agreement by LICENSEE (including, but not limited to, breach or default under Paragraph 3.3), other than those occurrences set out in Paragraphs 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, M.I.T. shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on ninety (90) days’ notice to LICENSEE. Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the ninety (90) day period.

13.4. LICENSEE shall have the right to terminate this Agreement at any time on six (6) months’ notice to M.I.T., and upon payment of all amounts due M.I.T. through the effective date of the termination.

13.5. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 8, 9, 10, 12, 13.5, 13.6, and 15 shall survive any such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall make the payments to M.I.T. as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof.

13.6. Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions.

13.7. Upon LICENSEE’S request during the term of this Agreement, M.I.T. agrees to provide, on a timely basis, a letter to an existing or potential sublicensee specifically named by LICENSEE stating that, in the event of termination of this Agreement, M.I.T. will grant a license to sublicensee under terms and conditions to be no less favorable as a whole than those granted to sublicensee by LICENSEE, provided that sublicensee is not in default of its sublicense agreement with LICENSEE at the time such license is to be granted by M.I.T. and provided that M.I.T. shall not assume any obligation of LICENSEE to sublicensee pursuant to any representation, warranty or indemnification provision. LICENSEE’s right to request and sublicensee’s right to acquire such letter are specifically conditioned on M.I.T.’s review of the final, executed sublicense agreement between sublicensee and LICENSEE and on M.I.T.’s reasonable conclusion, at its sole discretion, that M.I.T.’s grant of such a sublicense is reasonable and in the best interests of the commercialization of the Patent Rights.

15 - MISCELLANEOUS PROVISIONS

15.1. All disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

15.2. The parties hereto acknowledge that this Agreement and the Agreements described in paragraph 4.1 (b) sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties.

15.3. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof

15.4. LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

15.5. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

15.6. Underlined headings are for convenience only, and do not constitute terms of this License.

Appendix D

Thursday August 8, 9:20 am Eastern Time

Company Press Release

LightLab Imaging and Lantis Laser sign Optical Coherence Tomography Licensing Agreement

Westford, Mass., Aug. 8, 2001 - LightLab Imaging, LLC and Lantis Laser, Inc., today announced a licensing agreement related to the use of Optical Coherence Tomography (OCT) in the field of dentistry. Under the terms of the agreement, Lantis Laser gains license to LightLab Imaging’s intellectual property portfolio related to Optical Coherence Tomography in the field of dentistry for the life of the agreement. In exchange for these licenses, LightLab Imaging will receive compensation of an undisclosed amount.

“We are pleased to have reached this agreement with LightLab Imaging,” said Stanley Baron, CEO of Lantis Laser. “This agreement provides Lantis Laser with access to a technology that will be an important part of the dental office of the future. Optical Coherence Tomography will provide dentists with an unprecedented level of image resolution to assist in the evaluation of periodontal disease, dental restorations and in the detection of caries. OCT is one example of the innovative technologies Lantis Laser is committed to bringing to dentists world wide.”

Paul Magnin, Ph.D., President and CEO of LightLab Imaging, stated, “This agreement both acknowledges the strength of our enabling intellectual property and expands the breadth of clinical applications for Optical Coherence Tomography. Dentistry represents the third significant application area into which LightLab proprietary technology has been licensed, moving us one step closer to our larger vision of establishing OCT as the sixth major imaging modality.”

LightLab Imaging’s technology is based on Optical Coherence Tomography (OCT), a novel imaging modality utilizing broad bandwidth light sources and advanced fiber optics to achieve image resolution in the range of 10-12 micron. Optical Coherence Tomography and LightLab Imaging’s fundamental technology was developed from research at the Massachusetts Institute of Technology and Massachusetts General Hospital.

LightLab Imaging, LLC, based in Westford, Mass., is a privately held firm, specializing in the development and commercialization of Optical Coherence Tomography for medical and biological applications. For additional information regarding LightLab Imaging, please refer to the company’s web site at http://www.lightlabimaging.com.

An innovator in the dental industry, Lantis Laser is a pre-IPO stage medical device company developing the first laser light based early detection imaging system for teeth and gums to take advantage of the new non-invasive treatment modalities including laser treatment. For more information on Lantis Laser’s products and service access the company’s website at http://www.lantislaser.com.